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EXHIBIT 99C.3

CONSOLIDATED STATEMENTS OF                           U S WEST, Inc.
CASH FLOWS (UNAUDITED)
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                                                      Quarter Ended
                                                        March 31,
In millions                                           1996     1995
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
OPERATING ACTIVITIES
 Net income                                           $331     $330
 Adjustments to net income:
  Depreciation and amortization                        584      560
  Equity losses in unconsolidated ventures              66       57
  Cumulative effect of change in accounting
    principle                                          (34)       -
  Gain on sales of rural telephone exchanges             -      (63)
  Deferred income taxes and amortization
    of investment tax credits                            7       20
 Changes in operating assets and liabilities:
   Restructuring payments                              (46)     (82)
   Postretirement medical and life costs,
     net of cash fundings                              (34)    (174)
   Accounts and notes receivable                        92       32
   Inventories, supplies and other                     (60)     (43)
   Accounts payable and accrued liabilities             31     (103)
 Other - net                                           (22)       7
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Cash provided by operating activities                  915      541
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INVESTING ACTIVITIES
 Expenditures for property, plant and equipment       (757)    (617)
 Investment in international ventures                 (104)    (182)
 Proceeds from (payment on) disposals of property,
   plant and equipment                                  (7)      92
 Cash (to) from net investment in assets
   held for sale                                         3      (60)
 Other - net                                           (24)     (63)
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Cash (used for) investing activities                  (889)    (830)
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FINANCING ACTIVITIES
 Net proceeds from issuance of short-term debt          60      678
 Proceeds from issuance of long-term debt               76        -
 Repayments of long-term debt                         (121)    (168)
 Dividends paid on common stock                       (234)    (230)
 Proceeds from issuance of common stock                 71       11
 Purchases of treasury stock                             -      (63)
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Cash (used for) provided by financing activities      (148)     228
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CASH AND CASH EQUIVALENTS
 Decrease                                             (122)     (61)
 Beginning balance                                     192      209
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Ending balance                                         $70     $148
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